Exhibit 10.2

Safety Agreement

Viragen

&

Orphan Australia

1	INTERPRETATION	2

2	PURPOSE	6

3	SCOPE	6

4	LANGUAGE OF ALL EXCHANGE AND TERMINOLOGY	6

5	CONTACT PERSONNEL AND METHODS FOR ADVERSE EVENT TRANSMISSION	6

6	SAFETY DATABASE	7

7	EXCHANGE OF ADVERSE EVENT AND ADVERSE REACTION INFORMATION	7

8	ASSESSMENT OF ADVERSE EVENTS	9

9	SAFETY ISSUES/SIGNALS AND REGULATORY ENQUIRIES INVOLVING SAFETY ISSUES	9

10	REGULATORY AUTHORITY INTERACTION	10

11	MEDICAL INFORMATION/QUESTIONS	11

12	AMENDMENTS TO THIS SAFETY AGREEMENT	12

13	CONFIDENTIALITY	12

14	DURATION AND TERMINATION	13

15	CONSEQUENCES OF TERMINATION	13

16	RESOLVING DISPUTES	13

17	GENERAL PROVISIONS	13

SAFETY AGREEMENT

Date: December 22, 2006

PARTIES:

(1) Viragen International, Inc. a company incorporated in ,Delaware, USA whose registered office is at 865 SW 78th Avenue, Plantation, Florida, USA 33324 (“VGN”); and

(2) Orphan Australia PTY LIMITED a company incorporated in Australia whose principal place of business is at 48 Kangan Drive, Berwick, Victoria 3806 Australia (“OA”)

RECITALS

(A) VGN and OA have entered into the License Agreement (into which this Safety Agreement is hereby incorporated by reference)) and a Technical Agreement in relation to the Product for the Territory. All capitalized terms used in this document shall have the meaning as set forth in the License Agreement as the guiding document.

(B) Pursuant to the License Agreement the Parties are obligated to enter into this Agreement to provide for the Parties respective obligations in relation to medical information and pharmacovigilance services for the Product.

OPERATIVE PROVISIONS

1 INTERPRETATION

1.1	In this Agreement:

“Adverse Event” means, subject to any amendment pursuant to the ICH from time to time, any untoward medical occurrence in a patient or clinical investigator subject administered the Product and which does not necessarily have a causal relationship with this treatment for which the Product is used. An adverse event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal (investigational) product, whether or not related to the Product. A preexisting condition that worsened in severity after administration of the Product would be considered an adverse event. As for clinical studies, the definition of an Adverse Event includes any untoward events occurring at any time after the subject’s formal entry into the study (such as signed informed consent) until the follow-up period as defined in the respective study protocol;

“Adverse Reaction” means a response by a patient to the Product which is noxious and unintended and which occurs at doses normally used in man for prophylaxis, diagnosis or therapy of disease or for the restoration, correction or modification of physiological function;

“Awareness (Cognisant) Date” means, subject to any amendment pursuant to the ICH from time to time, the date on which that Party first becomes aware of an Adverse Event or an Adverse Reaction and in relation to a third party

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Representative of a Party such as clinical research organizations or distributors, that have contractual and/or regulatory obligations to report Adverse Events or an Adverse Reaction to that Party the date on which such third parties first become aware of that Adverse Event or an Adverse Reaction;

“Calendar Day” shall mean any and each day of the calendar year.

“Confidential Information” means any information which is disclosed to OA by or on behalf of VGN pursuant to or in connection with this Agreement (whether oral, written, electronic or other form, and whether or not such information is expressly stated to be confidential or marked as such) and includes the safety and pharmacovigilance information for the Product provided to VGN in accordance with this Agreement but shall not include information provided by VGN to OA concerning the Product which VGN expressly designates in writing as being able to be provided to third parties.

“Data Lock Point” means, subject to any amendment pursuant to the ICH from time to time, the last date of the period for which information is collected in relation to a Periodic Safety Update Report;

“ICH” means International Conference on Harmonisation guidelines including (but not limited to) E2A, E2B, E2C, and E2D as amended and any replacement thereof from time to time;

“International Birth Date” means, subject to any amendment pursuant to the ICH from time to time, the date of the grant of the first Marketing Authorisation for the Product in any country worldwide;

“License Agreement” means the Agreement defining the exclusive licensing of rights to the Product between VGN and OA;

“Medical Information Enquiries” means any enquiry relating to the Product including, but not limited to, clinical and technical information about the Product and its characteristics. It does not refer to enquiries regarding promotional activities, availability, price or distribution of the Product in the Territory.

“Periodic Safety Update Report” means, subject to any amendment pursuant to the ICH from time to time, a safety report generated at set times and manner according to ICH guidelines for the purpose of demonstrating the current risk/benefit analysis of the Product according to present knowledge and produced to provide a historical perspective on the safety issues surrounding the Product;

“Quarter” means each period of three months ending on 31st March, 30th June, 30th September, and 31st December in each year;

“Reference Safety Information” means the recognised Adverse Reactions to the Product contained in all or any one of VGN’s Developmental Core Safety Information (DCSI) in an investigator’s brochure, VGN’s Company Core Safety Information (CCSI) in a marketed product Company Core Data Sheet (CCDS) and either VGN’s or OA’s official local product labeling (including the local Summary of Product Characteristics (SPC));

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“Representatives” means the directors, officers, employees, agents and advisors of each of the Parties or their respective Affiliates;

“Safety Issue” means any event, report, data or information which could cause a re-evaluation of the safety of the Product including, but not limited to, Adverse Events and Adverse Reactions;

“Serious Adverse Event” means, subject to any amendment pursuant to the ICH from time to time, any Adverse Event in relation to any dose of the administered Product that:

•	results in death;

•	is life threatening;

•	requires in-patient hospitalization or prolongation of existing hospitalization;

•	results in persistent or significant disability or incapacity;

•	is a congenital anomaly or birth defect; or

•	requires intervention (devices only).

Medical and scientific judgment should be exercised in deciding whether expedited reporting for the Product is appropriate in other situations, such as medically important events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent one of the other outcomes listed above. These should also usually be considered as serious Adverse Events;

“Serious Adverse Reaction” means, subject to any amendment pursuant to the ICH from time to time, any Adverse Reaction in relation to any dose of the administered Product that:

•	results in death;

•	is life threatening;

•	requires in-patient hospitalization or prolongation of existing hospitalization;

•	results in persistent or significant disability or incapacity;

•	is a congenital anomaly or birth defect; or

•	requires intervention (devices only).

Medical and scientific judgment should be exercised in deciding whether expedited reporting for the Product is appropriate in other situations, such as medically important events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent one of the other outcomes listed above. These should also usually be considered as serious Adverse Reactions;

“Signal” means, subject to any amendment pursuant to the ICH from time to time, an unexpected observation of an event in relation to treatment with the Product which deviates so much from expectations that it calls for immediate and greater attention, including (but not limited to) unlabelled Adverse Reactions, increased frequency or severity of labelled Adverse Reactions and any change in the risk/benefit/profile of the Product;

“Spontaneous Report” means, subject to any amendment pursuant to the ICH from time to time, any unsolicited communication to a Party, Regulatory Authority or other person that describes an Adverse Event or an Adverse Reaction in a patient administered the Product, whether alone or together with one or more other

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medicinal products, and which does not derive from a study or any organized data collection scheme. Spontaneous reports include reports from health care professionals (medically confirmed reports) and non-health care professionals or consumers (medically unconfirmed reports). All spontaneous reports received from consumers or health care professionals are considered as suspected Adverse Reactions. Other types of report that qualify for expedited reporting include solicited reports generated by marketing programs or other methods used to encourage contact between the consumers and either VGN or OA where the information has been obtained additionally to the main purpose of the program, and would most likely not have been the subject of voluntary reporting to a health care professional or the company. Prospective and retrospective exposure in utero spontaneous reports are collected and followed to obtain outcome information;

“Unexpected Adverse Event/Reactions” means, subject to any amendment pursuant to the ICH from time to time, an Adverse Event or an Adverse Reaction which by its nature or severity is not consistent with information in the current Reference Safety Information;

“Valid Safety Reports” means, subject to any amendment pursuant to the ICH from time to time, the minimum information required for expedited reporting which should at least include all of the following:

•	an identifiable patient;

•	a suspected medicinal product or therapeutic device;

•	an identifiable reporter; and

•	an Adverse Reaction or an Adverse Event;

“VGN’s Countries” means any country outside the Territory where VGN or its Affiliates or their representatives is the holder of the Marketing Authorisation for the Product;

1.2	In this Agreement, unless the context otherwise requires:

•	references to “persons” includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

•	reference to a “Party” is to a party to this Agreement and “Parties” is to both of them;

•	the headings are inserted for convenience only and do not affect the construction of the Agreement;

•	references to one gender include both genders; and

•	any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be amended, modified, consolidated or re-enacted.

1.3	The Schedules comprise part of and shall be construed in accordance with the terms of this Agreement. In the event of any inconsistency between the Schedules and the terms of this Agreement, the terms of this Agreement shall prevail.

1.4	The terms defined in clause 1.1 which are stated as being subject to amendment by any of ICH shall be deemed to be amended if and to the extent that such terms are amended or replaced from time to time pursuant to ICH.

1.5	Terms used in this Agreement, which are not otherwise defined within the Agreement, shall have the meaning given to them in accordance with ICH Guidelines and VGN Standard Operating Procedures (SOPs). In the event of any conflict between VGN’s SOP’s and ICH Guidelines, ICH Guidelines shall prevail.

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2 PURPOSE

2.1	In consideration of the mutual obligations contained in this Agreement, the parties have agreed to provide for the procedures relating to the exchange of safety and pharmacovigilance information for the Product between VGN and OA in order to comply with worldwide regulatory reporting requirements for the Product.

3 SCOPE

3.1	This Agreement covers:

•	all Spontaneous Reports of Adverse Events and Adverse Reactions in relation to the Product;

•	all Serious Adverse Reactions arising from clinical trials and post-marketing surveillance (PMS) with the Product;

•	all information required for periodic reporting in relation to the Product; and

•	all other information as required by Registration Authorities for the Product.

4 LANGUAGE OF ALL EXCHANGE AND TERMINOLOGY

4.1	The language of all information exchanged pursuant to this Agreement, including reports to Registration Authorities, shall (unless specifically stated otherwise) be in English, or if any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

5 CONTACT PERSONNEL AND METHODS FOR ADVERSE EVENT TRANSMISSION

5.1	The names and details of contact personnel for VGN and OA are detailed in Schedule 2.

5.2	Any changes in names or details of any of the contact personnel for a Party in relation to the Product must be notified by that Party to the other Party in writing to the address set out in Schedule 2 as soon as reasonably practicable after the change occurs.

5.3	Any notice given under this Agreement shall be in writing and (i) personally delivered or (ii) sent by fax or (iii) e-mail to the address of the other party as set out in Schedule 2 (or such other address as may have been notified in writing from time to time by a party to the other party) and any such notice shall be deemed to have been served at the time of delivery (if personally delivered) or upon receipt of confirmation of transmission by the sender’s fax machine (if sent by fax) and in the case of email upon receipt of delivery confirmation by the sender’s computer (if sent by e-mail).

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6 SAFETY DATABASE

6.1	The safety information generated pursuant to this Agreement shall be added to the safety database for the Product and shall be held and maintained by VGN and shall be the central repository for all drug safety information received worldwide for the Product.

6.2	OA acknowledges and agrees that all rights in and to the safety database shall vest in VGN.

6.3	The global safety database shall be used for all drug safety and pharmacovigilance regulatory responses and purposes for the Product.

6.4	VGN shall provide OA with such safety information contained in its safety database as reasonably requested of OA to answer any drug safety and/or pharmacovigilance related enquiries in relation to the Product as part of its obligations under the License Agreement.

7 EXCHANGE OF ADVERSE EVENT AND ADVERSE REACTION INFORMATION

7.1	All notification and response periods referred to in this Agreement will be in Calendar Days.

7.2	The relevant period for any notification or response for either Party (including their Representatives) will commence on the Awareness (Cognizance) Date.

7.3	All Adverse Events/Adverse Drug Reactions information will be exchanged, in English, in a CIOMS I format for individual case reports. OA will be responsible for initiating CIOMS I reports for any Adverse Reaction occurring in the Territory. OA will be responsible for collecting initial information for any Adverse Event, Adverse Reaction, occurring in the Territory within the following target timeframes of the Awareness (Cognizance) Date:

•	Death and Life-threatening reports, within 2 Calendar Days; or

•	All other reports within 4 Calendar Days.

7.4	Report should be recorded as stated by the reporter using actual, as reported, verbatim terms.

7.5	Each Party shall ensure that its facilities to receive notices for any safety issue under this Agreement are available on a 24-hour/ 7 days per week basis.

7.6	OA shall use every effort to ensure that all reports of Adverse Events and Adverse Reactions meet the minimum criteria for a Valid Safety Report. If the minimum information cannot be obtained within the applicable timeframe specified in clauses 7.3 above, OA shall still send the report to VGN within the required period. Every effort should then be made by OA to obtain and send to VGN the missing minimum information required for a Valid Safety Report as soon as reasonably possible.

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7.7	Upon receipt of any report from OA pursuant to clause 7.3 or 7.6, VGN will notify OA of receipt of the report within two Calendar Days.

7.8	Any report is considered transmitted only after OA has received a written acknowledgement from VGN.

7.9	VGN will distribute final CIOMS I reports, in English, to the relevant person at OA (as named in Schedule 2) within 5 – 7 Calendar days of completion.

Serious Adverse Reactions reported by VGN

7.10	VGN will report to OA the following Adverse Reactions it is aware of outside of the Territory in accordance with the following timeframes:

•	Death and life-threatening valid safety reports within 6 Calendar Days of the Awareness (Cognizance) Date.

•	All other valid safety reports involving a serious adverse event, reportable within 12 Calendar Days of the Awareness (Cognizance) Date.

•	VGN will forward a copy of all other CIOMS I reports to OA within a target of 30 Calendar Days of the Awareness (Cognizance) Date.

Reports received from Literature Reviews

7.11	VGN will be responsible for monitoring the worldwide scientific literature to meet global regulatory reporting requirements and for monitoring drug safety for the Product. Once an Adverse Event or an Adverse Reaction has been identified, VGN will assess it according to seriousness and where appropriate report it to OA (providing a copy of the article) for onward reporting to the appropriate Registration Authority in the Territory.

7.12	OA will be responsible for monitoring local scientific literature within the Territory for any reports of Adverse Events and Adverse Reactions and OA will notify VGN of any such reports in accordance with clauses 7.3.to 7.8 (inclusive) as applicable.

Management of Follow up information

Follow up of initial reports

7.13	VGN shall be responsible for all follow-up activities for any Adverse Reactions occurring in the VGN Countries.

7.14	OA shall be responsible for all follow-up activities for any Adverse Events and Adverse Reactions occurring in the Territory.

7.15	If VGN requests any additional information in relation to a report of an Adverse Event or Adverse Reaction occurring in the Territory, OA shall be responsible for obtaining such additional information within the timeframe referred to in clauses 7.3 to 7.8 (inclusive) as applicable.

7.16	OA shall notify VGN of any additional information it reasonably requires regarding an Adverse Reaction occurring in the VGN Countries that VGN has notified it of pursuant to this clause 7 and VGN will use its reasonable endeavours to obtain the additional information within the applicable timeframe specified in 7.10.

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8 ASSESSMENT OF ADVERSE EVENTS

Assessment of Listedness (Expectedness)

8.1	All Adverse Events and Adverse Reactions will be reported to VGN irrespective of any assessment regarding listedness (expectedness).

8.2	VGN shall be responsible for assessing all Adverse Events and Adverse Reactions notified to it for causality, labeling (expectedness) in accordance with the applicable nationally approved labeling for the Product,

8.3	Based on VGN’s advice in clause 8.2, OA shall be responsible for determining if any report is required to be made to the Registration Authorities in accordance with clause 10.

9 SAFETY ISSUES/SIGNALS AND REGULATORY ENQUIRIES INVOLVING SAFETY ISSUES

9.1	VGN will evaluate risk assessment of the Product based on reports received from any source according to their company procedures. If a significant safety signal is detected, VGN will notify OA and coordinate an action plan to conduct an initial assessment to determine whether the signal requires further investigation.

9.2	If VGN identifies a significant safety issue as a result of its ongoing review and analysis of all information that is pertinent to the safety or benefit-risk assessment of the product, or is aware of action which is taken by a foreign regulatory agency, including the basis for such an action VGN will inform OA promptly. OA will advise the Registration Authorities in the Territory of the above situations within 72 hours of the Time of Awareness of OA personnel.

9.3	OA shall within 24 hours of it becoming aware notify VGN of any significant safety issues in relation to the Product. VGN and OA shall discuss in good faith how to deal with any such significant safety issues and shall co-operate with the reasonable requests of the other party in relation to such issues. Significant safety issues relating to the Product may occur as a result of a request from a Registration Authority; potential changes in the risk/benefit of the Product; Product quality issues that may have a clinical impact such as Product contamination or deterioration; external influences such as media or literature and ongoing safety surveillance.

9.4	OA will as soon as possible inform VGN of any enquiries from any Registration Authority involving safety issues in relation to the Product in the Territory. Any response by OA to any Registration Authority must first be approved in writing by VGN.

9.5	If OA identifies a potential safety Signal at any time, OA will promptly inform VGN and will provide such further assistance as VGN reasonably requires.

9.6	If VGN considers any changes to the labeling of the Product should be made, it will send a notice of the changes it considers appropriate in writing to OA together with supporting documentation outlining the requirement for such change for discussion and comment by VGN.

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9.7	No changes to the safety labeling text for the Product in the Territory may take place without the prior written approval and involvement of VGN.

10 REGISTRATION AUTHORITY INTERACTION

Expedited Reporting Responsibilities

10.1	Subject to clauses 7.9 to 7.11, OA will be responsible, in the Territory, for assessing the “reportability” and submitting reports of Serious Adverse Reactions for the Product (according to current national regulations) to the relevant Registration Authorities.

10.2	OA shall provide, within a reasonable period prior to submission, VGN with a copy of all reports it intends to submit to any Registration Authority pursuant to clause 10.1. OA shall incorporate any amendments to such reports as VGN may reasonably require.

10.3	Either Party may request an audit of the other Party on a “for cause” basis, and at least 2 weeks notice will be provided before the audit request date. An audit will not be conducted more than twice a year unless serious compliance issues have been identified in previous audits. The audit will be for Pharmacovigilance and concentrate on adverse event collection and reporting in line with local regulations and VGN’s/the relevant Party’s SOPs. OA is not entitled to request an audit of any entity covered under an existing and valid licensing, marketing or distribution agreement with VGN that is not a party to this Agreement, excluding subcontractors involved in the manufacturing of the Product.

10.4	If an expedited report is submitted late by OA, OA shall promptly notify VGN of this delay, the reason for the delay and any action taken by OA to prevent a reoccurrence.

10.5	VGN will be responsible for assessing ‘reportability’ and the submission of serious reports (according to current local regulations) in each country outside of the Territory, where VGN, an affiliate or a third party is the marketing authorisation holder (MAH), regardless of whether the event originated in a VGN Country or the Territory.

Periodic Reporting

10.6	VGN shall prepare the Periodic Safety Update Report for the Product in the Territory, according to its internal standard operating procedures and in the format as detailed in ICH E2C. The periodicity of the PSUR will be according to the International Birth Date (IBD) of the Product.

10.7	VGN will notify OA at least 30 days in advance of the Data Lock Point for any Periodic Safety Update Report specifying any information it requires from OA for the completion of that Periodic Safety Update Report. OA shall provide to VGN all information requested by VGN for that Periodic Safety Update Report no later than 7 calendar days prior to the Data Lock Point.

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10.8	VGN will provide OA with a copy of each final Periodic Safety Update Report within 55 days of the Data Lock Point and OA shall submit each final Periodic Safety Update Report with the Registration Authority in the Territory in accordance with regulatory timelines for submission.

10.9	Prior to regulatory submission, there should be discussion between the Parties, to promote harmonization and co-ordination if any safety signals or proposed amendments to the Reference Safety Information are recommended. However, this must be achieved within the applicable regulatory timeframe.

10.10	Any requests for changes or amendments to the final PSUR must be made in writing to VGN by OA within 5 working days of receipt of the PSUR.

11 MEDICAL INFORMATION/QUESTIONS

11.1	VGN will provide appropriate information where it exists to OA to allow them to answer enquiries about the Product. Information may be in the form of Questions and Answers documents, Standard Responses and key clinical papers.

11.2	VGN will provide to OA relevant updates of the information provided in accordance with clause 11.1 as these become available.

11.4	OA shall be responsible for ensuring that all of its activities carried out in relation to Medical Information enquiries are in compliance with all relevant laws, regulations and guidelines in force in the Territory.

11.5	OA shall endeavour to answer all enquiries received from third parties in the Territory regarding the Product, where appropriate information has been provided by VGN in accordance with clauses 11.1 and 11.2. The format of any responses (verbal, fax, written) shall be agreed between OA and the third party.

11.6	Where a clinical paper or other similar publication, which is covered by copyright law is provided to a third party by OA, OA shall be responsible for ensuring that copyright legislation in force in the Territory is complied with.

11.7	OA shall address any enquiries they cannot answer to the VGN Medical Information Department as specified in Schedule 5. VGN will use its reasonable endeavours to respond to OA within 3 business days of receipt of the enquiry, unless an alternative deadline has been agreed between OA and the VGN Medical Information Department. OA will then provide the answer directly to the original enquirer in the language(s) of the Territory.

11.8	If a Medical Information Enquiry addressed to the VGN Medical Information Department in accordance with clause 11.7 is a request for information in connection with a report of an Adverse Event or Adverse Reaction relating to the Product, OA shall confirm to VGN Medical Information Department that the report has been notified to VGN in accordance with clauses 7.3 and 7.6.

11.9	OA shall ensure that source documentation records are kept of all Medical Information Enquiries received from and the answers provided to third parties.

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12 AMENDMENTS TO THIS SAFETY AGREEMENT

12.1	If a Party becomes aware of any change of law or regulation, which affects any of the matters the subject of this Agreement, it shall notify the other Party of any such change. The Parties shall promptly meet and discuss any such changes and negotiate in good faith any amendments to this Agreement, which either Party honestly believes are necessary or desirable as a result of such changes.

12.2	Revision of attachments (Schedules) will not require that this Safety Agreement be re-issued and signed off, but shall require the written agreement of both Parties.

12.3	Changes in company personnel and methods of communication must be related to both Parties, to ensure the correct and timely flow of information.

13 CONFIDENTIALITY

13.1	OA agrees and undertakes that it will treat and keep confidential all Confidential Information, which it receives from VGN.

13.2	OA shall:

•	not disclose any Confidential Information to any person other than any of its directors or employees who need to know such information in order to implement the provisions of this Agreement;

•	not use any Confidential Information other than for the purpose of complying with its obligations under or to enjoy the benefits of this Agreement; and

•	procure that any person to whom any Confidential Information is disclosed by it is aware of and complies with the restrictions contained in this clause 13.

13.3	Notwithstanding the other provisions of this clause 13, OA may disclose any Confidential Information:

•	if and to the extent required by law provided that it has provided VGN with prior written notice of such required disclosure to enable VGN to seek protection or confidential treatment of such Confidential Information;

•	if and to the extent required by any securities exchange, regulatory or governmental body to whom that Party is subject, wherever situated;

•	if and to the extent the information is public knowledge or already known to OA at the time of disclosure or subsequently becomes public knowledge other than by breach of this Agreement or subsequently comes lawfully into the possession of OA from a third party which is itself not subject to obligations of confidence to VGN or any of its Affiliates; and

•	if and to the extent that VGN has given its prior written consent to the disclosure.

13.4	The restrictions contained in this clause 13 shall continue to apply after termination of this Agreement without limit in time.

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14 DURATION AND TERMINATION

14.1	This Agreement commences on the Effective Date and shall continue in force until not less than two years after the last date of sale of the Product by OA.

15 CONSEQUENCES OF TERMINATION

15.1	Upon the termination of this Agreement, OA shall:

•	continue to comply with its obligations under this Agreement if and to the extent it continues to have the right to sell the Product after the expiry or termination of the License Agreement;

•	comply with its obligations in clause 7 for a period of twenty four (24) months after the date of the last sale of the Product.

15.2	Clauses 13, 15, 16 and 17, shall survive the termination of this Agreement.

15.3	The termination or expiry of this Agreement shall not release either of the parties from any liability which at the time of termination or expiry has already accrued to the other party, nor affect in any way the survival of any other right, duty or obligation of the parties which is expressly stated elsewhere in this Agreement to survive such termination or expiry.

16 RESOLVING DISPUTES

16.1	If there is a disagreement between VGN and OA in the interpretation of this Agreement or any aspect of the performance by either party of its obligations under this Agreement, representatives of the parties will resolve such dispute in accordance with the License Agreement.

17 GENERAL PROVISIONS

17.1	Except as expressly provided for in this Agreement, no variation to the terms of this Agreement shall be effective unless in writing and signed on behalf of each Party by a director or other authorised person.

17.2	If any term or provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or in part, the other provisions of this Agreement and the remainder of the affected provision shall continue to be valid.

17.3	Failure by either Party on one or more occasions to avail itself of a right conferred by this Agreement shall not be construed as a waiver of such Party’s right to enforce such right or any other right.

17.4	This Agreement and the Technical Agreement and the License Agreement contains the entire agreement and understanding between the Parties and supersedes all previous agreements and understandings between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges that, in entering into this Agreement, it is not relying on any representation or warranty (whether made orally or in writing) except as expressly provided in this Agreement.

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17.5	Nothing in this Agreement is deemed to constitute a partnership between the Parties nor constitute any Party the agent of the other Party for any purpose.

17.6	The Parties to this Agreement do not intend that any term of this Agreement should be enforceable by any person who is not a Party to this Agreement.

17.7	The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

17.8	Each of the Parties shall do, execute and perform and shall procure to be done, executed and performed all such further acts deeds documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Agreement.

17.9	This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

17.10	As this document is incorporated by reference into the License Agreement, governing law is covered by that Agreement.

In Witness Whereof this Agreement has been signed by the authorised representatives of the Parties on the day and year first written above.

SIGNED for and on behalf of	)
Viragen by:	)	Signature

Print Name Charles A. Rice

Date: December 21, 2006

Title President & CEO

SIGNED for and on behalf of	)
Orphan Australia Pty Ltd by:	)	Signature

Print Name

Date: December 22, 2006

Title: Scientific Affairs Manager

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SCHEDULE 1: Product

Refer to Exhibit 4 in License Agreement

SCHEDULE 2: List of Contact People

List of Contact People – VGN Pharmacovigilance

Viragen

865 SW 78th Avenue

Suite 100

Plantation, FL 33324

Fax: (954) 233-1414

Who to Contact	Tel No	e-mail
Charles A. Rice	(954) 233-8746	crice@viragen.com

List of Contact People – OA Pharmacovigilance

Orphan Australia Pty Ltd.

48 Kangan Drive Berwick,

Victoria, 3806 Australia

Fax: +61 3 9769 5944

Who to Contact	Tel No	e-mail
Tim Bownas	+61397092205	tim@orphan.com.au
Biljana Loncar	+61397092222	biljana.loncar@orphan.com.au
Maggie Oh	+61412344030	maggie@orphan.com.au

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